Exhibit 99.1

KNIGHT TRADING GROUP DISCUSSES THIRD QUARTER OUTLOOK

JERSEY CITY, N.J., October 6, 2004 — Knight Trading Group, Inc. (Nasdaq: NITE) today announced that it expects to report an operating loss per share in the range of $0.01 to $0.04 for the third quarter ended September 30, 2004. This range includes a benefit of approximately $0.015 related to an adjustment to legal reserves. However, this range excludes the impact of any non-operating items.

“Persistent lackluster market conditions resulted in modest operating losses in our equity markets and asset management businesses in the third quarter. While we continued to make investments in strategic areas such as building our institutional sales office in London, lethargic market activity led to low volumes and weaker revenue capture per dollar value traded. Conversely, healthy volumes in the option markets drove profitability for our derivative markets business during the quarter,” said Thomas M. Joyce, Chief Executive Officer and President of Knight Trading Group. “Ours is a cyclical business and the question is not if the market will rebound, but when. As we ride out the market slumber, we continue to focus on our clients and opportunities to leverage our infrastructure.”

Knight will release its official third quarter results on Wednesday, October 20, 2004 at 6:00 a.m. Eastern Daylight Time (EDT). The company will conduct its third quarter earnings conference call for analysts, investors and the media at 9:00 a.m. (EDT) that same day. The conference call will be Webcast live at 9:00 a.m. (EDT) for all investors and interested parties on Knight’s Web site (http://www.knighttradinggroup.com).

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Knight is focused on meeting the needs of institutional and broker-dealer clients by providing comprehensive trade execution services in equities and derivatives. A leading execution specialist, Knight offers capital commitment and access to a deep pool of liquidity across the depth and breadth of the equity market. Knight also operates an asset management business for institutions and high net worth individuals. To be a valued partner, Knight strives to provide superior client service and will continue to tailor its offering to meet the needs of its clients. More information about Knight can be obtained at www.knighttradinggroup.com.

Presentation of Information in this Press Release

Certain statements contained herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations, estimates and projections about the Company’s industry, management’s beliefs and certain assumptions made by management. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Since such statements involve risks and uncertainties, the actual results and performance of the Company may turn out to be materially different from the results expressed or implied by such forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Unless otherwise required by law, the Company also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made herein; however, readers should carefully review reports or documents the Company files from time to time with the Securities and Exchange Commission.

CONTACTS	Margaret Wyrwas
Senior Managing Director,
Corporate Communications & Investor Relations
201-557-6954 or mwyrwas@knighttrading.com

Greta Morley
Assistant Vice President,
Marketing Communications & Public Relations
201-557-6948 or gmorley@knighttrading.com

Molly McDowell
Analyst
Corporate Communications & Investor Relations
201-356-1723 or mmcdowel@knighttrading.com